Exhibit 99.1

Varco Acquires Oilfield Services Business of ICO Inc.

HOUSTON, Sep 9, 2002 (BUSINESS WIRE) — Varco International Inc. (NYSE:VRC) announced today that it has completed its acquisition of substantially all of the oilfield services business of ICO Inc. (Nasdaq:ICOC). Subject to post-closing adjustments for changes in working capital, Varco paid $137 million in cash for the assets of the business, including the stock of ICO’s oilfield services operating subsidiary in Canada.

ICO’s oilfield services business provides inspection, coating and reconditioning of drillpipe, tubing, casing and sucker rods used in oil and gas operations. Additionally, it sells and rents equipment and supplies used in the inspection of tubular goods and sucker rods. The business operates in the United States, Canada, Mexico, Europe and Southeast Asia, with approximately 900 employees. The oilfield service business of ICO to be acquired in the transaction generated approximately $125 million in sales and $18 million in operating profit in ICO’s fiscal year ended Sept. 30, 2001.

Tubular goods used in the oilfield are often inspected to identify defects which may lead to premature failure downhole, and are sometimes coated to prevent corrosion or improve flow characteristics. Sucker rods are used to connect downhole pumps with pump jacks at the surface, to lift oil out of the ground.

“ICO’s strong oilfield services franchise further strengthens Varco’s Tuboscope worldwide tubular services business, and will enable us to provide better, more comprehensive service to our customers,” noted George Boyadjieff, chairman and chief executive officer of Varco. “It provides Tuboscope an entrance into the sucker rod market, and will enable us to achieve better efficiencies and reduce costs in the combined operations.” The Company has stated that it expects to achieve annual cost savings of approximately $6 million as a result of combining operations.

Varco International Inc. is the world’s leading manufacturer and supplier of innovative drilling equipment and rig instrumentation, oilfield tubular inspections and internal coating techniques, solids control systems and services, and coiled tubing and pressure control equipment for both land and offshore drilling operations.

The foregoing contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The forward-looking statements are those that do not state historical facts and are inherently subject to risks and uncertainties. The forward-looking statements contained herein are based on current expectations and entail various risks and uncertainties that could cause actual results to differ materially from those projected in the forward-looking statements. Such risks and uncertainties include, among others, the Company’s ability to successfully integrate ICO’s oilfield services business, risks associated with growth through acquisitions, general economic, financial and business conditions, and other factors discussed in the Company’s Annual Report on Form 10-K for the year ended Dec. 31, 2001, under the caption “Factors Affecting Future Operating Results.”

CONTACT: Varco International, Houston Joe Winkler, 281/953-2200 jwinkler@varco.com